Exhibit 5.1

Wilson Sonsini Goodrich & Rosati
Professional Corporation 650 Page Mill Road
Palo Alto, California 94304-1050
O: 650.493.9300
F: 650.493.6811

March 11, 2026

Kodiak AI, Inc.

1049 Terra Bella Avenue

Mountain View, California 94043

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Kodiak AI, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 10,901,431 shares of common stock, par value $0.0001 per share (the “Shares”), consisting of (i) 9,084,526 shares of common stock to be issued under the Kodiak AI, Inc. 2025 Equity Incentive Plan (the “2025 Plan”) and (ii) 1,816,905 shares of common stock to be issued under the Kodiak AI, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner described in the 2025 Plan or the ESPP, as applicable, and pursuant to the agreements that accompany the 2025 Plan or the ESPP, as applicable, will be legally and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and in any amendments thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation

AUSTIN BOSTON BOULDER BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO

SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE